NEWS RELEASE
                                                                   EXHIBIT 99(a)

                                                     Cleveland-Cliffs Inc
                                                     1100 Superior Avenue
                                                     Cleveland, Ohio 44114-2589
--------------------------------------------------------------------------------

                        CLEVELAND-CLIFFS REPORTS RESULTS
                             FOR THIRD QUARTER 2003

           Cleveland, OH - October 29, 2003 - Cleveland-Cliffs Inc (NYSE:CLF) today reported a net loss of $4.8 million, or $.47 per share (all per share amounts are "diluted") for the third quarter of 2003. However, excluding special charges of $6.2 million for organizational restructuring, and $4.9 million for accounts receivable from a bankrupt customer, the Company would have had a profit of $6.3 million in the quarter. The net loss in the third quarter of 2002 was $92.7 million, or $9.18 per share, or income of $6.1 million, or $.60 per share, excluding a loss from a discontinued operation.

           The Company reported a net loss of $23.8 million, or $2.33 per share, for the first nine months of 2003. In the comparable period in 2002, the net loss was $117.5 million, or $11.61 per share. Excluding a loss from a discontinued operation (including a $95.7 million impairment charge in the third quarter) and a charge for the cumulative effect of an accounting change, the 2002 first nine months loss was $.8 million, or $.09 per share.

                                                                               (IN MILLIONS EXCEPT PER SHARE)
                                                                --------------------------------------------------------------
                                                                       THIRD QUARTER                  FIRST NINE MONTHS
                                                                -----------------------------   ------------------------------
                                                                    2003            2002            2003             2002
                                                                -------------   -------------   -------------    -------------
Income (Loss) From Continuing Operations:
    Amount                                                           $  (4.8)         $  6.1         $ (23.8)        $    (.8)
    Per Share                                                           (.47)            .60           (2.33)            (.09)

(Loss) From Discontinued Operation:
    Amount                                                                --           (98.8)             --           (103.3)
    Per Share                                                             --           (9.78)             --           (10.20)
                                                                -------------   -------------   -------------    -------------

Loss Before Cumulative
    Effect of Accounting Change:
       Amount                                                           (4.8)          (92.7)          (23.8)          (104.1)
       Per Share                                                        (.47)          (9.18)          (2.33)          (10.29)

Cumulative Effect of Accounting Change:
    Amount                                                                --              --              --            (13.4)
    Per Share                                                             --              --              --            (1.32)
                                                                -------------   -------------   -------------    -------------

Net Loss:
    Amount                                                           $  (4.8)        $ (92.7)        $ (23.8)        $ (117.5)
    Per Share                                                           (.47)          (9.18)          (2.33)          (11.61)
                                                                =============   =============   =============    =============

Earnings (Loss) Before Interest, Taxes,
    Depreciation and Amortization (EBITDA)*                              2.0            16.5            (3.5)            13.9

* Results from continuing operations. EBITDA is a non-GAAP financial measure used by investors to analyze and compare companies on the basis of operating performance.

           In the third quarter 2003, Cliffs initiated a salaried employee reduction program that affected all of its U.S. locations. The action resulted in a staff reduction of 119 employees, with an additional reduction of 16 employees expected in the fourth quarter, equating to an overall 20 percent reduction in salaried workforce at Cliffs' U.S. operations. The Company recorded a restructuring charge of $6.2 million in the third quarter 2003 and expects to record an additional $2.0 million charge in the fourth quarter. The restructuring charge is principally related to severance, pension and healthcare benefits with less than $2 million requiring cash funding in 2003.

           Cliffs recorded provisions of $4.9 million in the third quarter and $7.5 million in the first nine months related to bankruptcy filings by two customers in 2003. WCI Steel Inc. and Weirton Steel Corporation filed for Chapter 11 bankruptcy protection in September 2003 and May 2003, respectively. To date, both customers have continued to purchase ore from Cliffs. As previously disclosed, Rouge Industries, Inc., a third customer, filed for Chapter 11 bankruptcy protection on October 23, 2003. Cliffs had no trade receivable exposure with Rouge at the time of the filing, but has a $10 million secured loan to Rouge that matures in 2007.

           Interest Income was higher in 2003, mainly due to income on long-term receivables from Ispat Inland Inc., while a reduction in outstanding debt caused a decrease in Interest Expense in 2003. Lower Other Income in 2003 was primarily due to insurance claims recoveries in 2002 partly offset by higher gains on sales of non-strategic assets.

           Sales margins were $1.8 million higher in the third quarter and $1.5 million lower for the nine-month period compared to the same periods last year. The variances largely reflect increased sales volume and price realization offset by higher costs. The cost increases primarily reflected higher energy costs, lower plant throughput rates at Michigan operations due to ore quality, and increased pension and medical costs. While the ore related issues at Tilden appear to be mostly behind us, Empire will be challenged with ore quality issues through 2004. Included in the first nine months of 2003 was a $11.1 million fixed cost impact of a five week production curtailment at the Empire and Tilden mines, which occurred in the second quarter of 2003, due to a flood-related loss of electric power supply. Fixed cost related to production curtailments necessitated by weak markets for pellets were $3.4 million and $20.6 million in the third quarter and first nine months of 2002, respectively.

           The comparison of 2003 and 2002 after-tax results from continuing operations was affected by a $4.4 million favorable adjustment of tax liabilities for prior years recorded in the second quarter of 2002. The 2003 results included state and foreign taxes of $.3 million and $.5 million in the third quarter and first nine months, respectively, and no federal tax credit due to the valuation reserve established in the third quarter 2002.

           Iron ore pellet sales volume increased in 2003 reflecting Cliffs' increased mine and pellet plant ownership. Third quarter sales were 5.2 million tons compared to 5.0 million tons in 2002, and first nine months sales were 13.6 million tons versus 10.2 million tons in 2002. At the end of September, Cliffs had 4.4 million tons of pellets in inventory compared to 3.9 million tons at December 31, 2002. Following is a summary of production tonnage for the third quarter and the first nine months, and the current forecast for the full year, comparative with 2002:

                                                                    (TONS IN MILLIONS)
                              ---------------------------------------------------------------------------------------------
                                     THIRD QUARTER                  FIRST NINE MONTHS                    FULL YEAR
                               ---------------------------     ----------------------------    -----------------------------
                                   2003           2002            2003             2002          2003 EST.          2002
                               -------------    ----------     ------------     -----------    --------------     ----------
Empire                                  1.3           1.0              3.7             2.1               5.2           3.6
Tilden                                  2.2           2.0              5.2             5.8               7.1           7.9
                               -------------    ----------     ------------     -----------    --------------     ----------
    Michigan Mines                      3.5           3.0              8.9             7.9              12.3          11.5
Hibbing                                 2.1           2.1              6.0             5.5               8.1           7.7
Northshore                              1.2           1.1              3.6             2.9               4.8           4.2
Wabush                                  1.5           1.3              3.9             3.2               5.2           4.5
                               -------------    ----------     ------------     -----------    --------------     ----------
       Total                            8.3           7.5             22.4            19.5              30.4          27.9
                               =============    ==========     ============     ===========    ==============     ==========

Cliffs' Share of Total                  5.0           4.2             13.4            10.5              18.2          14.7
                               =============    ==========     ============     ===========    ==============     ==========


Cliffs' full year production estimate of 18.2 million tons, which is 1.7 million tons below planned production at the beginning of the year, primarily reflects production losses due to the power interruption and lower plant throughput at the Michigan mines.

LIQUIDITY

           At September 30, 2003, Cliffs had $67.6 million of cash and cash equivalents, which compared with $61.8 million at the beginning of the year. The $5.8 million increase was primarily due to net cash from operating activities, $17.6 million, and proceeds from non-strategic land sales, $8.4 million, partially offset by capital expenditures, $16.3 million and repayment on long-term debt, $5.0 million. There was $50 million of debt outstanding at the end of September, which is scheduled to be repaid with a $15 million payment in December, 2003 and a $35 million payment in December, 2004. The Company continues to evaluate financing alternatives.

OUTLOOK

           Steel industry fundamentals in the United States and Canada are showing signs of moderate improvement, as prices and operating rates have risen modestly. Blast furnace capacity idled earlier in the year has been brought back on line sooner than projected, as the overall market for steel products has improved.

           John S. Brinzo, Cliffs' Chairman and Chief Executive Officer, said, "With most steelmakers running their mills at higher rates, the demand for iron ore pellets has strengthened. We now expect our 2003 pellet sales to be approximately 18.5 million tons, an increase of .5 million tons from our previous estimate."

           Global demand for iron ore is extremely strong, largely fueled by the rapid growth in the Chinese steel industry. In response to China's increasing demand for iron ore, Cliffs announced earlier this month that it has partnered with Laiwu Steel Group of China in an offer to acquire and restart the Eveleth Mine in Northeast Minnesota. If successful in acquiring the Mine, it is anticipated that Cliffs would own approximately 70 percent of the new entity with Laiwu owning the remaining interest. Cliffs would manage the 4.3 million ton pellet operation and each owner would take their equity share of pellets. Cliffs could also sell additional tonnage to Laiwu.

           Cliffs and its partners in the Mesabi Nugget Project have recently entered into a second operating campaign of the pilot plant located at its Northshore Mine in Silver Bay, Minnesota. This campaign, which will last for approximately six months, is intended to demonstrate the commercial viability of this technology. While much work needs to be done to prove the economics of the project, technical results to date have been promising.

           In July, the Company outlined an action plan to significantly improve operating results by achieving annualized operating cost savings in excess of $35 million from 2003 results. Significant progress has been made to date in implementing certain components of the plan, including completion of a 20 percent reduction in salaried workforce at its U.S. operations. Combination of the Company's Empire and Tilden mines in Michigan into one operating unit began in June and is progressing well. Benefits of the combination are being realized, with additional benefits anticipated in 2004. These actions are reflective of the ongoing transformation of the industry as Cliffs positions itself to serve a newly reconstituted North American steel industry.


                       * * * * * * * * * * * * * * * * * *


           Cleveland-Cliffs is the largest supplier of iron ore pellets to the North American steel industry. The Company operates iron ore mines located in Michigan, Minnesota and Eastern Canada. References in this news release to "Cliffs" and "Company" include subsidiaries and affiliates as appropriate in the context.

           This news release contains predictive statements that are intended to be made as "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties.

           Actual results may differ materially from such statements for a variety of factors; such as: the expectations for pellet sales and mine operations and the projected liquidity requirements in 2003 may differ significantly from actual results because of changes in demand for iron ore pellets by North American integrated steel producers due to changes in steel utilization rates, operational factors, electric furnace production or imports of semi-finished steel or pig iron; changes in the financial condition of the Company's partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U. S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; problems with productivity, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, and employee benefit costs; and the effect of these various risks on the Company's liquidity, compliance with restrictive covenants in debt agreements and financial position.

            Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the Company's most recent Annual Report and Reports on Form 10-K and 10-Q and previous news releases filed with the Securities and Exchange Commission, which are available publicly on Cliffs' website. The information contained in this document speaks as of the date of this news release and may be superceded by subsequent events.

           Cliffs will host a conference call on third quarter 2003 results tomorrow, October 30, at 10:00 a.m. EDT. The call will be broadcast live on Cliffs' website at www.cleveland-cliffs.com. A replay of the call will be available on the website. Cliffs will file its third quarter 10-Q Report with the Securities and Exchange Commission on October 30. For a more complete discussion of operations and financial position, please refer to the 10-Q Report.

Contacts:
Media:  (216) 694-4870
Financial Community:  (800) 214-0739 or (216) 694-5459

News releases and other information on the Company are available on the Internet at www.cleveland-cliffs.com

                              CLEVELAND-CLIFFS INC

                      STATEMENT OF CONSOLIDATED OPERATIONS


                                                                  Three Months Ended            Nine Months Ended
                                                                     September 30                 September 30
                                                               -------------------------     -------------------------
(In Millions Except Per Share Amounts)                            2003           2002           2003           2002
--------------------------------------                         ----------     ----------     ----------     ----------
REVENUES
     Product sales and services
         Iron ore                                              $   189.9      $   170.8      $   484.8      $   354.6
         Freight and minority interest                              36.3           26.3           99.4           50.1
                                                               ----------     ----------     ----------     ----------
            Total product sales and services                       226.2          197.1          584.2          404.7
     Royalties and management fees                                   3.1            3.4            7.7            8.0
     Interest income                                                 2.7            1.4            7.9            3.4
     Other income                                                    2.2            5.8            9.6           11.7
                                                               ----------     ----------     ----------     ----------
                                         TOTAL REVENUES            234.2          207.7          609.4          427.8

COSTS AND EXPENSES
     Cost of goods sold and operating expenses                     218.9          191.6          594.7          413.7
     Administrative, selling and general expenses                    6.1            5.2           15.5           16.0
     Restructuring charge                                            6.2             .4            6.2             .5
     Provision for customer bankruptcy exposure                      4.9                           7.5
     Interest expense                                                1.2            1.5            3.7            5.4
     Other expenses                                                  1.4            1.0            5.1            4.0
                                                               ----------     ----------     ----------     ----------
                                TOTAL COSTS AND EXPENSES           238.7          199.7          632.7          439.6
                                                               ----------     ----------     ----------     ----------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                            (4.5)           8.0          (23.3)         (11.8)
INCOME TAXES (CREDIT)                                                 .3            1.9             .5          (11.0)
                                                               ----------     ----------     ----------     ----------

INCOME (LOSS) FROM CONTINUING OPERATIONS                            (4.8)           6.1          (23.8)           (.8)
LOSS FROM DISCONTINUED OPERATION                                                  (98.8)                       (103.3)
                                                               ----------     ----------     ----------     ----------

LOSS BEFORE CUMULATIVE
     EFFECT OF ACCOUNTING CHANGE                                    (4.8)         (92.7)         (23.8)        (104.1)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                                                          (13.4)
                                                               ----------     ----------     ----------     ----------

NET LOSS                                                       $    (4.8)     $   (92.7)     $   (23.8)     $  (117.5)
                                                               ==========     ==========     ==========     ==========

NET LOSS PER COMMON SHARE
     Basic and Diluted
         Continuing operations                                 $    (.47)    $      .60     $    (2.33)    $     (.09)
         Discontinued operation                                                   (9.78)                       (10.20)
         Cumulative effect of accounting change                                                                 (1.32)
                                                               ----------     ----------     ----------     ----------
                Net loss                                       $    (.47)    $    (9.18)    $    (2.33)    $   (11.61)
                                                               ==========     ==========     ==========     ==========

AVERAGE NUMBER OF SHARES
     Basic                                                          10.2           10.1           10.2           10.1
     Diluted                                                        10.2           10.1           10.2           10.1

                              CLEVELAND-CLIFFS INC

                      STATEMENT OF CONSOLIDATED CASH FLOWS


                                                                     Three Months Ended        Nine Months Ended
                                                                        September 30              September 30
                                                                   ---------------------     ---------------------
(In Millions, Brackets Indicate Decrease in Cash)                    2003         2002         2003         2002
-------------------------------------------------                  --------     --------     --------     --------
CASH FLOW FROM CONTINUING OPERATIONS
     OPERATING ACTIVITIES
         Income (loss) from continuing operations                  $  (4.8)     $   6.1      $ (23.8)     $   (.8)
         Depreciation and amortization:
            Consolidated                                               7.0          6.2         21.2         17.5
            Share of associated companies                              1.0          2.2          2.8          6.2
         Pensions and other post-retirement benefits                   9.3           .4         27.2          3.8
         Deferred income taxes                                                      1.7                      (1.7)
         Gain on sale of assets                                       (1.2)        (1.3)        (6.7)        (5.1)
         Other                                                        (3.5)        (1.3)        (7.5)        (3.7)
                                                                   --------     --------     --------     --------
            Total before changes in operating
                assets and liabilities                                 7.8         14.0         13.2         16.2
         Changes in operating assets and liabilities                  21.6         45.0          4.4         30.1
                                                                   --------     --------     --------     --------
                Net cash from operating activities                    29.4         59.0         17.6         46.3

     INVESTING ACTIVITIES
         Purchase of property, plant and equipment:
            Consolidated                                              (4.2)        (1.8)       (15.3)        (7.1)
            Share of associated companies                              (.9)          .6         (1.0)        (1.7)
         Investment in steel companies' equity and debt                           (14.4)                    (27.4)
         Investment in power-related joint venture                                                           (6.0)
         Proceeds from sale of assets                                  1.5          1.4          8.4          6.7
                                                                   --------     --------     --------     --------
                Net cash used by investing activities                 (3.6)       (14.2)        (7.9)       (35.5)

     FINANCING ACTIVITIES
         Repayment of long-term debt                                                            (5.0)
         Contributions by minority interests                            .2           .1          1.1           .8
                                                                   --------     --------     --------     --------
                Net cash from (used by) financing activities            .2           .1         (3.9)          .8
                                                                   --------     --------     --------     --------

CASH FROM CONTINUING OPERATIONS                                       26.0         44.9          5.8         11.6
CASH USED BY DISCONTINUED OPERATION                                                (2.6)                     (9.9)
                                                                   --------     --------     --------     --------

INCREASE IN CASH AND CASH EQUIVALENTS                              $  26.0      $  42.3      $   5.8      $   1.7
                                                                   ========     ========     ========     ========

                              CLEVELAND-CLIFFS INC

                  STATEMENT OF CONSOLIDATED FINANCIAL POSITION


                                                                                      (In Millions)
                                                                      ---------------------------------------------
                                                                     September 30     December 31       September 30
                                                                         2003             2002              2002
                                                                      ---------         ---------         ---------
                                    ASSETS
                                    ------
CURRENT ASSETS
      Cash and cash equivalents                                       $   67.6          $   61.8          $  185.5
      Trade accounts receivable - net                                      8.8              14.1              22.0
      Receivables from associated companies                                9.0               9.0               9.4
      Product Inventories                                                126.0             111.2              99.1
      Supplies and other inventories                                      66.9              73.2              55.8
      Other                                                               26.1              31.2              17.2
                                                                      ---------         ---------         ---------
                                      TOTAL CURRENT ASSETS               304.4             300.5             389.0

PROPERTIES - NET                                                         271.4             278.9             278.0
LONG-TERM RECEIVABLES                                                     63.1              63.9              10.0
OTHER ASSETS                                                              84.2              86.8             115.7
                                                                      ---------         ---------         ---------
                                              TOTAL ASSETS            $  723.1          $  730.1          $  792.7
                                                                      =========         =========         =========

                     LIABILITIES AND SHAREHOLDERS' EQUITY
                     ------------------------------------
CURRENT LIABILITIES
      Borrowings under revolving credit facility                      $                 $                 $  100.0
      Current portion of long-term debt                                   15.0              20.0
      Accounts payable and accrued expenses                              186.6             170.7             135.2
      Payables to associated companies                                    12.9              14.1              10.8
                                                                      ---------         ---------         ---------
                                 TOTAL CURRENT LIABILITIES               214.5             204.8             246.0

LONG-TERM DEBT                                                            35.0              35.0              70.0
PENSIONS, INCLUDING MINIMUM PENSION LIABILITY                            163.7             151.3              10.0
OTHER POST-RETIREMENT BENEFITS                                           114.9             109.1              89.0
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS                                81.4              84.7              70.4
OTHER LIABILITIES                                                         37.5              46.0              22.5
                                                                      ---------         ---------         ---------
                                         TOTAL LIABILITIES               647.0             630.9             507.9

MINORITY INTEREST                                                         17.7              19.9              25.7
SHAREHOLDERS' EQUITY                                                      58.4              79.3             259.1
                                                                      ---------         ---------         ---------
                TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $  723.1          $  730.1          $  792.7
                                                                      =========         =========         =========


                              CLEVELAND-CLIFFS INC

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS


1. On December 31, 2002, Cliffs increased its ownership in the Empire Mine to 79 percent. As a result, Empire became a consolidated subsidiary. In comparing the statement of consolidated financial position at September 30, 2002, with the statements at December 31, 2002 and September 30, 2003, there are changes due to the consolidation of Empire versus accounting for Empire by the equity method. Increases to sales revenue and cost of goods sold include Empire cost reimbursement from minority interest in 2003.

2. In the fourth quarter of 2002, Cliffs exited the ferrous metallics business. The business is accounted for as a discontinued operation in 2002. No further costs are anticipated in 2003 or future periods.

3. In 2002, Cliffs implemented the Financial Accounting Standard Board's SFAS No. 143, "Accounting for Asset Retirement Obligations" which addresses financial accounting and reporting obligations associated with the eventual closure of mining operations. The cumulative effect of the accounting change on prior years results was recognized by a $13.4 million non-cash charge as of January 1, 2002.

4. In management's opinion, the unaudited financial statements present fairly the Company's financial position and results. All financial information and footnote disclosures required by generally accepted accounting principles for complete financial statements have not been included. For further information, please refer to the Company's latest Annual Report.

                              CLEVELAND-CLIFFS INC

                       SUPPLEMENTAL FINANCIAL INFORMATION


                                                                 Three Months Ended                     Nine Months Ended
                                                                    September 30                          September 30
                                                         ------------------------------------  ------------------------------------
                                                               2003               2002               2003               2002
                                                         -----------------  -----------------  -----------------  -----------------

IRON ORE SALES (TONS) - IN THOUSANDS                                5,217              4,998             13,608             10,209
                                                         =================  =================  =================  =================

SALES MARGIN (LOSS) - IN MILLIONS
     Revenues from iron ore sales and services*                   $ 189.9            $ 170.8            $ 484.8            $ 354.6
     Cost of goods sold and operating expenses*:
         Total                                                      182.6              165.3              495.3              363.6
         Costs of production curtailments                                                3.4               11.1               20.6
                                                         -----------------  -----------------  -----------------  -----------------
         Excluding costs of production curtailments                 182.6              161.9              484.2              343.0
                                                         -----------------  -----------------  -----------------  -----------------
     Sales margin (loss):
         Total                                                        7.3                5.5              (10.5)              (9.0)
         Excluding costs of production curtailments                   7.3                8.9                 .6               11.6
                                                         =================  =================  =================  =================

SALES MARGIN (LOSS) - PER TON
     Revenues from iron ore sales and services*                   $ 36.40            $ 34.17            $ 35.63            $ 34.73
     Cost of goods sold and operating expenses*:
         Total                                                      35.00              33.07              36.40              35.62
         Costs of production curtailments                                                .68                .82               2.02
                                                         -----------------  -----------------  -----------------  -----------------
         Excluding costs of production curtailments                 35.00              32.39              35.58              33.60
                                                         -----------------  -----------------  -----------------  -----------------
     Sales margin (loss):
         Total                                                       1.40               1.10               (.77)              (.89)
         Excluding costs of production curtailments                  1.40               1.78                .05               1.13
                                                         =================  =================  =================  =================

EBIT AND EBITDA - IN MILLIONS
     Income (loss) from continuing operations                      $ (4.8)             $ 6.1            $ (23.8)           $   (.8)
     Interest income                                                 (2.7)              (1.4)              (7.9)              (3.4)
     Interest expense                                                 1.2                1.5                3.7                5.4
     Income taxes (credit)                                             .3                1.9                 .5              (11.0)
                                                         -----------------  -----------------  -----------------  -----------------
         EBIT **                                                     (6.0)               8.1              (27.5)              (9.8)
     Depreciation and amortization                                    8.0                8.4               24.0               23.7
                                                         -----------------  -----------------  -----------------  -----------------
         EBITDA **                                                    2.0               16.5               (3.5)              13.9
                                                         =================  =================  =================  =================

   * Excludes revenues and expenses related to freight and minority interest which are offsetting and have no impact on operating results.
  ** EBIT and EBITDA are non-GAAP financial measures used by investors to analyze and compare companies on the basis of operations performance.